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                                                                    Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

The Partners and the Board of Directors
American Real Estate Partners, L.P.:


We consent to the use of our report dated September 5, 2004, with respect to the consolidated balance sheet of American Real Estate Partners, L.P. as of December 31, 2003, and the related consolidated statements of earnings, change in partners' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2003 and the financial statement schedule III for the years ended December 31, 2003 and 2002 included in American Real Estate Partners L.P.'s Annual Report on Form 10-K for the year ended December 31, 2004 as updated by the Current Report on Form 8-K dated June 20, 2005; and our report dated May 4, 2005, with respect to the supplemental consolidated balance sheet of American Real Estate Partners, L.P. as of December 31, 2003, and the related supplemental consolidated statements of earnings, changes in partners' equity and comprehensive income, and cash flows for each of the two-year period ended December 31, 2003, which give retroactive effect to the merger with TransTexas Gas Corporation on April 6, 2005, which has been accounted for in a manner similar to a pooling of interests, included in American Real Estate Partners L.P.'s Current Report on Form 8-K dated June 3, 2005, incorporated by reference in this registration statement, and to the reference to our firm under the heading "Experts" in the prospectus.

                                                          /s/ KPMG LLP


New York, New York
June 20, 2005